TEXT EXHIBIT 99.1

FOR IMMEDIATE RELEASE

U.S. Department of Homeland Security Selects American Science and
Engineering, Inc. to Develop Next Generation Containerized Cargo Inspection
System for Detection of Nuclear Threats

AS&E Receives ID/IQ Contract for CAARS Program Development Phase
Valued at $28.8 Million; Total Contract Potential up to $450 Million

BILLERICA, Mass. — September 13, 2006 — American Science and Engineering, Inc. (NASDAQ: ASEI) (AS&E®), a leader in X-ray detection technology, announced today that it has been selected by U.S. Department of Homeland Security’s Domestic Nuclear Detection Office (DNDO) to develop and deliver a next-generation cargo inspection system designed to meet the requirements of the CAARS Program (Cargo Advanced Automated Radiography System) to automatically detect shielded nuclear threats at the nation’s points of entry. The total two-year development phase is valued at $28.8 million with a guaranteed minimum dollar value of $4.3 million. A substantial procurement could follow successful performance of the development phase, potentially increasing the total contract value up to $450 million. This opportunity represents one-third of the $1.35 billion estimated by the DNDO to be spent on the CAARS Program.

After a highly competitive procurement process, DNDO selected AS&E, who with its partner, Passport Systems, Inc., adopted an advanced system concept that combines high energy X-ray radiography with a unique 3-D X-ray interrogation technique. The EZ Radiograph system will combine 9 MeV transmission imaging radiography with automatic identification of high atomic number materials such as tungsten, lead, uranium, or plutonium. The system will be dual-use, in that it will meet both the needs of DNDO in detecting nuclear materials, as well as the traditional needs of U.S. Customs and Border Protection in detecting contraband such as illegal drugs.

“This award by the U.S. Department of Homeland Security is a testament to AS&E’s commitment to innovating the most advanced inspection solutions for our nation’s security needs, today and in the future,” said Anthony R. Fabiano, President and CEO of AS&E. “With AS&E’s combined experience and expertise in X-ray technology, and our solid track record of delivering innovative technologies to market, we are well positioned to support the Government’s global nuclear detection architecture. We are honored to work with our partners in the DNDO to help ensure the success of this most important program.” Robert J. Ledoux, President and CEO of Passport Systems, stated that “We are pleased to be partnering with AS&E to address this important security problem and to achieve the objectives of the CAARS Program.”

About AS&E®

American Science and Engineering, Inc. (AS&E) is the leading worldwide supplier of innovative X-ray inspection and screening systems. With more than 45 years of experience in developing advanced X-ray security systems, the Company’s product line utilizes a variety of technologies, including patented Z® Backscatter™, Shaped Energy™ and Radioactive Threat Detection (RTD). These technologies offer superior detection of threats including plastic explosives, plastic weapons, illegal drugs, other contraband, dirty bombs and nuclear devices. AS&E offers a complete range of X-ray inspection products including Z® Backscatter™ screening systems, CargoSearch™, and ParcelSearch™ inspection systems, used for critical detection and security applications to combat terrorism, drug and weapon smuggling, trade fraud, and illegal immigration. AS&E customers include leading governmental agencies, border authorities, military bases, airports and corporations worldwide, including the U.S. Department of Homeland Security, U.S. Department of Defense, U.S. Customs and Border Protection, Royal Thai Police, HM Customs & Excise (U.K.) and Hong Kong Customs. For more information on AS&E products and technologies, please visit www.as-e.com.

About Passport Systems, Inc.

Passport Systems, Inc., founded in 2002 and located in Acton, Massachusetts, is developing next generation scanner solutions to protect the nation’s air and seaports, border crossings and key points in the supply chain, by rapidly, non-intrusively and accurately inspecting cargo without impeding the flow of commerce.

Public Relations Contact:
Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc.
978-440-8392	978-262-8700
dana@redjavelin.com	lberman@as-e.com

Safe Harbor Statement. The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions or delays in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; and the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth, and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.